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Exhibit 99

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VIA NET.WORKS investor contact:
Matt S. Nydell, General Counsel
VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: ir@vianetworks.com

VIA NET.WORKS reports financial results

Highlights:

  •
  Reports $8.9 million cash usage in Q3 reduced from $10.6 million in Q2, exceeding guidance

  •
  Reports net loss per share from continuing operations of ($0.18), meeting guidance

  •
  Reports $19.6 million in revenue, exceeding guidance

        RESTON, VA (November 14, 2002)—VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) today reported results for the third quarter ended September 30, 2002.

        As part of VIA's turnaround strategy, during the third quarter, VIA successfully disposed of its operation in Ireland, which is now considered part of its discontinued operations. VIA also sold its operation in Mexico during the quarter, but this operation will not be treated as a discontinued operation until the sale qualifies under accounting rules as a disposition. Primarily as a result of these transactions, VIA reduced its total headcount from 725 to 596.

        Unless otherwise stated, references to third quarter 2002 and historical results are to amounts adjusted for discontinued operations.

        For the three months ended September 30, 2002, VIA reported $19.6 million in total revenue, exceeding its guidance of between $18.5 and $19.5 million. Third quarter 2002 revenue represented a slight increase from second quarter revenue (adjusted for the sale of Ireland) of $19.4 million and a decline of 2 percent from third quarter 2001 revenue of $20.0 million.

        VIA showed significant improvement in its EBITDA (see footnote 1 to the Consolidated Statement of Operations) loss, reporting a third quarter EBITDA loss of $5.0 million, as compared to $9.8 million and $17.6 million losses for second quarter of 2002 and third quarter of 2001, respectively. VIA's third quarter EBITDA improved over second quarter levels as a result of increased revenue, reduction of our internet services costs and aggressive collections efforts which resulted in a reduction of bad debt expense. EBITDA represents loss from operations before depreciation, amortization, non cash stock compensation charges and impairment and restructuring charges.

        The net loss for the third quarter from continuing operations was $11.2 million, or ($0.18) per share. This net loss included $2.6 million or ($0.04) per share in depreciation and amortization. Foreign currency losses, which were related to the revaluation of intercompany balances and to Euro cash balances, increased the net loss by $1.1 million, or ($0.02) per share. The net loss from continuing operations of ($0.18) per share, met guidance of between ($0.16) and ($0.19) per share. VIA's overall net loss per share was ($0.19) reflecting the losses on the disposal of our discontinued operations totaling $546,000, or ($0.01) per share.

        During the third quarter, VIA's cost of Internet services decreased slightly from second quarter levels and, as a percentage of revenue, declined from 55 percent in the second quarter (adjusted for the sale of Ireland) to 49 percent in the third quarter. VIA's cost reduction and aggressive collections program continued to show positive results in the third quarter. Selling, general and administrative costs for the third quarter were down to $15.0 million, or 76 percent of revenue, from $18.4 million, or 95 percent of revenue (adjusted for the sale of Ireland), in the prior quarter. Third quarter selling, general and administrative costs included professional fees associated with the Company's turnaround plan, accounting fees and data validation project costs and a benefit related to bad debt expense.

        Cash and cash equivalents at September 30, 2002 totaled $104.2 million. VIA also had $884,000 in restricted cash at September 30, 2002. VIA's cash balance was reduced by $9.2 million during the third quarter. $264,000 of the cash balance reduction is attributable to a cash loss from unfavorable foreign exchange rates; $8.9 million of the reduction is attributable to actual cash used during the quarter. Cash use during the third quarter of $8.9 million compares favorably to $10.6 million cash use in the second quarter. During the third quarter, VIA's cash use included a cash disbursement of $1.8 million made in connection with the sale of VIA's Mexican operation.

        President, Chief Operating Officer and acting Chief Executive Officer Karl Maier commented, "We are continuing to execute on our turnaround plan and the third quarter financial results demonstrate the progress. I am most pleased with the reduction in our cash burn and a solid decrease in our EBITDA loss." Maier further stated, "With the successful sale of our operations in Ireland and Mexico during the third quarter, we can now concentrate on our core European and U.S. operations to optimize their businesses and continue our drive toward break-even and profitability. VIA is now in a good position to tap into the experience and leadership of Rhett Williams who has joined us as our new Chief Executive Officer."

Business Outlook

        The following statements regarding VIA's turnaround plan, the viability of VIA's business, the opportunity to reach profitability, future revenues, the impact of VIA's exit from certain countries and projected earnings per share and cash flows, are forward-looking statements that involve a number of risks and uncertainties. These statements are based on current expectations and actual results may differ materially. Among the factors that could cause actual results to differ materially are: unanticipated costs associated with turnaround plans; hiring of additional senior executives, which could increase VIA's compensation costs and expenses relating to executive searches; issues relating to the timing of the closure or sale of operations or offices, which could impact timing or the amount of the loss incurred; changes in competitive, regulatory or economic conditions or continuing market weakness in one or more of VIA's operating markets, which could restrict revenue growth or increase costs; unforeseen price reductions in response to competition which could reduce revenue with no corresponding reduction in cost; changes in product mix which could alter overall margins; fluctuation in exchange rates, particularly in the Euro and British Pound currencies, which could impact US dollar denominated reported revenue; failure or bankruptcy of VIA telecommunications providers, which could increase VIA's cost of Internet services; and other risk factors listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the quarter ended September 30, 2002. By making these forward-looking statements, VIA undertakes no obligation to update these statements for revisions or changes after the date of this release.

        For the fourth quarter 2002, VIA expects to report revenues of between $17.2 and $18.2 million from continuing operations, down slightly from third quarter 2002 levels due to the elimination in the fourth quarter of revenues of the Mexican operation and the elimination of certain lower margin customers in Switzerland. This is consistent with VIA's focus on higher margin European customers. We anticipate a net loss per share from continuing operations in the fourth quarter of between ($0.10) and ($0.14), slightly better than our third quarter loss for continuing operations of ($0.18). Finally, VIA expects its cash usage during the fourth quarter to be approximately $8.5 million, leaving VIA with a cash balance of approximately $96.5 million.

        VIA entered 2002 with operations in 15 countries. As a part of its turnaround plan, the Company has successfully withdrawn from six of those countries. Accordingly, VIA's revenue base has been reduced. However, VIA's quarterly cash usage will have been cut from $25 million in the fourth quarter 2001 to an anticipated $8.5 million in the fourth quarter 2002. In addition, VIA will have reduced its

EBITDA loss from $16.0 in the fourth quarter 2001 to an anticipated $4.7 in the fourth quarter 2002. EBITDA has been adjusted for all discontinued operations.

        Maier stated: "In the fourth quarter, we have continued our focus on reducing cash usage and driving towards profitability. We have shown considerable progress quarter over quarter this year. In this fourth quarter, we have spent and will also continue to spend considerable efforts on fixing our business process issues and legacy systems in the United Kingdom and Germany. In Germany, we have undertaken a significant re-engineering of our operation. This includes our withdrawal from specific unprofitable and support-intensive customer bases, which will provide us the opportunity to reduce significantly our headcount in Germany and focus on higher margin business."

        Rhett Williams, who will assume the role of Chief Executive Officer as of November 18th, noted: "Karl and the senior management team have clearly delivered over the past ten months. The company will be in a significantly stronger position at the end of 2002 than when it began this year. I have been visiting our operations and meeting with the management team over the past two weeks. Although we no doubt continue to have a lot to accomplish, I believe that VIA has the core assets and personnel to emerge from this challenging economic environment as a strong competitor. I have taken on the challenge of determining the best way to utilize these resources to optimize VIA's market positioning."

        VIA also noted the continuation of its efforts to concentrate its core headquarters resources closer to its European operations. As announced earlier in this quarter, VIA has established an office in the United Kingdom and will maintain dual headquarters in the U.S.. Williams noted: "We are continuing the plan to transition the core headquarters functions and the senior management team to the UK and will eventually be closing the Reston office. We will continue to have a presence in the United States."

        "It is very important for me that our senior team is located in one place. The work we must accomplish requires a close-working cohesive team. Most of our executives are already in Europe. Karl relocated this past quarter and Matt Nydell, our General Counsel, will be joining us in January," stated Williams.

        The Company also reported that Benjamin Buttolph, who joined VIA as its Chief Financial Officer in April 2002, would be leaving VIA as of November 15, 2002. Mr. Buttolph noted: "This was not a good time for me to move my family to Europe. With Rhett coming on board, I decided it would be the right time to allow him to select his own CFO." Erik Torgerson, Chairman of VIA's Audit Committee stated: "Ben has done an excellent job under very challenging circumstances. He was brought in to support the turnaround plan and has accomplished a great deal in overseeing the improvement of our financial reporting systems, controls and processes." VIA has initiated a search for a Chief Financial Officer to be based in London. Until a replacement is found, Karl Maier, VIA's President and Chief Operating Officer, will assume the responsibilities.

About VIA NET.WORKS, Inc.

        VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for businesses, with operations in North America and Europe.

        VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting our website at www.vianetworks.com.

        VIA will host a conference call to discuss its third quarter results on Friday, November 15, 2002 at 8:45 a.m. EST. This call will be open to the public as a simultaneous audio webcast over the Internet. Listeners can access this webcast by following the instructions posted on the Investor Relations page of the Company's web site at http://www.vianetworks.com. The call will also be available for replay in its entirety from 11 a.m. EST on Friday, November 15, 2002 until 5 p.m. EST on Friday, December 6,

2002. You can listen to the replay over the Internet by going to the Investor Relations page of the Company's web site at http://www.vianetworks.com and following the posted instructions, or by dialing 877-519-4471 (U.S.) or 973-341-3080 (international), access code 3597452 for both.

        Statements in this press release regarding VIA's business that are not historical facts, including but not limited to statements regarding projected cost reductions and related charges, are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include competitive factors, general economic conditions, currency fluctuations, and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission and the statement of risks posted on the investor relations page of the Company's web site. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

VIA NET.WORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2001	2002	2001	2002
Revenue	$19,979	$19,609	$66,235	$57,307

Operating costs and expenses:
Internet services	12,248	9,592	36,770	31,511
Selling, general and administrative	26,076	14,972	72,628	54,105
Impairment and restructuring charges	—	1,027	47,992	1,968
Depreciation and amortization	12,404	2,627	41,735	8,483

Total operating costs and expenses	50,728	28,218	199,125	96,067

Loss from continuing operations	(30,749)	(8,609)	(132,890)	(38,760)

Interest income, net	1,701	493	6,239	1,773
Other expense, net	(683)	(1,959)	(768)	(1,852)
Foreign currency gains (losses), net	4,693	(1,111)	(3,346)	6,992

Loss from continuing operations before minority interest and income taxes	(25,038)	(11,186)	(130,765)	(31,847)
Income tax benefit	179	12	48	12
Minority interest in loss of consolidated subsidiaries	—	—	73	—

Net loss from continuing operations	(24,859)	(11,174)	(130,644)	(31,835)

Discontinued operations:
Loss from discontinued operations	(1,340)	(19)	(5,055)	(1,663)
Gain (loss) on disposal of discontinued operations	—	(527)	—	1,906

Net loss	$(26,199)	$(11,720)	$(135,699)	$(31,592)

Basic and diluted loss per share:
Continuing operations	$(0.41)	$(0.18)	$(2.15)	$(0.53)
Discontinued operations	(0.02)	(0.01)	(0.08)	—

Net loss per share—basic and diluted	$(0.43)	$(0.19)	$(2.23)	$(0.53)

Shares used in computing basic and diluted loss per share	60,635,252	60,147,704	60,798,233	60,147,704

EBITDA(1)	$(17,596)	$(4,955)	$(40,935)	$(27,782)

(1)
EBITDA represents loss from operations before depreciation, amortization, non cash stock compensation charges and impairment and restructuring charges. Although EBITDA is a measure commonly used in our industry as a measure of performance, it should not be considered an alternative to net earnings or cash flows from operating activities, when determined in accordance with generally accepted accounting principles, or GAAP. In addition, the measure of EBITDA we use may not compare to other, similarly titled measures used by other companies.

VIA NET.WORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S dollars, except share data)

	December 31, 2001	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$137,854	$104,182
Restricted cash	—	884
Trade and other accounts receivable, net	16,020	11,492
Other current assets	4,597	4,849

Total current assets	158,471	121,407
Property and equipment, net	20,579	14,106
Goodwill, net	17,134	18,458
Intangible assets, net	1,750	157
Other non-current assets	767	773
Assets of businesses transferred under contractual arrangement	—	3,129

Total assets	$198,701	$158,030

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,200	$9,705
VAT and other taxes payable	1,442	190
Short-term notes, current portion of long-term debt and capital lease obligations	1,632	98
Deferred revenue	12,188	12,622
Accrued expenses	13,708	10,109
Other current liabilities	2,049	1,718

Total current liabilities	42,219	34,442
Long-term debt and capital lease obligations, less current portion	241	21
Liabilities of businesses transferred under contractual arrangement	—	3,377

Total liabilities	42,460	37,840
Commitments and contingencies
Stockholders' equity:
Common stock	61	61
Additional paid-in capital	557,358	555,574
Treasury Stock	(733)	(733)
Accumulated deficit	(384,621)	(416,213)
Deferred compensation	(2,311)	—
Accumulated other comprehensive loss	(13,513)	(18,219)
Accumulated other comprehensive loss of businesses transferred under contractual arrangement	—	(280)

Total stockholders' equity	156,241	120,190

Total liabilities and stockholders' equity	$198,701	$158,030

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  Exhibit 99
VIA NET.WORKS reports financial results
VIA NET.WORKS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands of U.S. dollars, except share and per share data)
VIA NET.WORKS, INC. CONSOLIDATED BALANCE SHEETS (In thousands of U.S dollars, except share data)